                                                                    EXHIBIT 99.1

NEWS RELEASE                                                    [TENNECO LOGO]


    TENNECO REPORTS IMPROVED YEAR-OVER-YEAR THIRD QUARTER RESULTS ON RECORD
                              HIGH REVENUE GROWTH

     -  REVENUE UP 39% DRIVEN BY NORTH AMERICA DIESEL LAUNCHES

     -  NET INCOME RISES TO $21 MILLION; EPS UP AT 45-CENTS PER DILUTED SHARE

     -  EBIT UP 31%; EBITDA UP 24%

Lake Forest, Illinois, October 30, 2007 -- Tenneco (NYSE: TEN) reported third quarter net income of $21 million, or 45-cents per diluted share, up from $7 million, or 16-cents per diluted share in third quarter 2006. Adjusted for the items below, net income was $19 million, or 39-cents per diluted share, versus net income of $11 million, or 26-cents per diluted share a year ago (the tables in this press release reconcile GAAP results to non-GAAP results). The comparative 2006 results reflect adjustments made in Tenneco's restated financial statements filed in August 2007.

EBIT (earnings before interest, taxes and minority interest) was $57 million, a 31% increase over $43 million a year ago. Adjusted EBIT was $65 million, versus $50 million in third quarter 2006. Strong OE volumes in North America from new diesel platform launches and growth in China drove the improvement.

EBITDA (EBIT before depreciation and amortization) was $109 million, up from $88 million in third quarter 2006. Adjusted EBITDA was $117 million, compared to $95 million the prior year.

Third quarter revenue rose to $1.556 billion from $1.121 billion in third quarter 2006. Revenue in the quarter included $430 million in substrate sales, a 94% increase over third quarter 2006. Excluding substrate sales and favorable currency of $68 million, revenue was $1.069 billion versus $900 million a year ago. The revenue increase was driven by volume ramp-ups on platform launches in North America and higher OE revenues in Europe and Asia, more than offsetting lower aftermarket sales in North America and Europe.

ADJUSTED THIRD QUARTER 2007 AND 2006 RESULTS:

                                                                  Q3 2007                                  Q3 2006
                                                  ---------------------------------------  ----------------------------------------
                                                  EBITDA     EBIT   Net Income  Per Share  EBITDA    EBIT    Net Income   Per Share
                                                  ------    ------  ----------  ---------  ------   ------   ----------   ---------
Earnings Measures                                 $  109    $   57   $      21  $    0.45  $   88   $   43   $        7   $    0.16

Adjustments (reflects non-GAAP measures):
     Restructuring and restructuring related
     expenses                                          3         3           3       0.05       7        7            4        0.10
     New aftermarket customer changeover costs         5         5           3       0.06       -        -            -        -
     Tax Adjustments                                   -         -          (8)     (0.17)      -        -            -        -
                                                  ------    ------   ---------  ---------  ------   ------   ----------   ---------
Non-GAAP earnings measures                        $  117    $   65   $      19  $    0.39  $   95   $   50   $       11   $    0.26
                                                  ======    ======   =========  =========  ======   ======   ==========   =========

                                     -More-

THIRD QUARTER 2007 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $3 million pre-tax, or 5-cents per diluted share;

     - Aftermarket customer changeover costs of $5 million pre-tax, or 6-cents per diluted share (customer changeover costs are expenses incurred to replace competitors' products with Tenneco products);

     - Tax benefits of $8 million, or 17-cents per diluted share, related to a reduction in income tax rates in Germany and adjustments for prior year income tax returns.

THIRD QUARTER 2006 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $7 million pre-tax or 10-cents per diluted share.

Gross margin in the quarter was 15.6% versus 17.5% in third quarter 2006. Higher substrate sales -- 28% of total revenue compared with 20% a year ago - accounted for 1.7 percentage points of the decline. Favorable currency and lower restructuring costs were offset by a shift toward a lower percentage of total revenue generated by higher margin aftermarket business.

Total steel costs in the quarter increased $20 million year-over-year, which Tenneco continues to offset with cost reductions, material substitutions, low cost country sourcing and steel cost recovery from customers. The company anticipates that its gross steel costs in the fourth quarter will increase approximately $25 million, year-over-year.

SGA&E (selling, general, administrative & engineering) costs as a percent of sales decreased to 8.4% from 9.4% a year ago as the rate of revenue growth far outpaced that of SGA&E spending. SGA&E in the quarter includes increased investments in engineering for technology development and future platform launches as well as an expense of $5 million for aftermarket customer changeover costs. Excluding third quarter 2007 changeover costs and restructuring costs in the prior year, SGA&E is 8.1% versus 9.3% the prior year.

EBIT as a percent of revenue was 3.7% versus 3.9% a year ago. Higher substrate sales more than accounted for the decrease. The company continues to see margin benefits from advanced technology content on new large-volume OE emission control platforms, which helps counter higher substrate sales and a shift to a higher percentage of OE revenue.

Cash used by operating activities was $9 million versus $5 million generated by operating activities a year ago, driven by a greater use of working capital to support revenue growth, partially offset by higher earnings. The increase in the use of working capital was primarily driven by higher inventories in the North American OE emission control and aftermarket businesses. The majority of the increase was higher inventories of catalytic converters sourced from South Africa to supply operations in North America. Because of changes in OE production schedules and the UAW strike at GM, the amount of inventory supporting these platforms increased.

As expected, cash performance in the quarter was also impacted by higher tax payments. In addition, the company acquired Combustion Components Associates' ELIM-NOx(TM) technology, for $16 million. The company also made capital expenditures in the third quarter in preparation for the 2008 launch of newly awarded OE hot-end emission control business in North America, significant business that was recently sourced to Tenneco by one of the company's largest customers.

At quarter-end, debt net of cash balances was $1.333 billion, compared with $1.294 billion a year ago. Cash balances at quarter-end were $203 million versus $116 million the prior year. Total debt was $1.536 billion, versus

$1.410 billion at the end of third quarter 2006. At the end of the quarter, the ratio of debt net of cash balances to adjusted LTM (last twelve months) EBITDA was 2.9x, an improvement over 3.1x a year ago.

"We are pleased with our performance this quarter. Advanced technology continues to fuel our top-line growth with strong OE revenue gains globally and we are improving our EBIT results on value-added sales," said Gregg Sherrill, chairman and CEO, Tenneco. "While our cash performance was not as strong year-over-year, it reflects investments made to grow our businesses including a technology investment, increased engineering spending and capital expenditures to prepare for new emission control business in North America."

NORTH AMERICA
     - OE revenue was $602 million, versus $307 million in third quarter 2006. Excluding substrate sales, revenue was $357 million, up 41% year-over-year from $253 million. Industry production was up 3%. The significant year-over-year increase was driven by Tenneco's presence on diesel pick-up truck platforms like the Ford Super-Duty, GM Silverado and Sierra, the Dodge heavy duty Ram and International's medium duty commercial trucks as well as the Toyota Tundra and GM's crossover vehicles.
     - Aftermarket revenue was $132 million, compared with $134 million a year ago. A decrease in emission control sales due to lower replacement rates more than offset an increase in ride control sales.
     - EBIT for North American operations was $24 million, up from $15 million a year ago. Adjusted for the items below, EBIT was $29 million compared with $18 million a year ago. EBIT improvement was driven by higher OE volumes including new OE ride control launches and more efficient production on the company's diesel pick-up truck platforms launched earlier this year. These volume increases more than offset aftermarket customer changeover costs and the impact of the UAW strike at General Motors.
     - Third quarter 2007 EBIT includes $5 million in aftermarket changeover costs and third quarter 2006 includes $3 million in restructuring costs.

EUROPE, SOUTH AMERICA AND INDIA
     - OE revenue was $478 million, versus $393 million in third quarter 2006. Excluding substrate sales and favorable currency, revenue was $315 million compared with $263 million. Higher emission control and ride control volumes and content on strong selling platforms like the BMW 1 and 3 Series, Daimler Sprinter, Ford Mondeo and the Volvo V70, drove the revenue gain and outpaced a 6% increase in industry production.
     - Aftermarket revenue was $108 million, versus $106 million a year ago. Excluding favorable currency, revenue was $100 million. The decline was driven by lower exhaust product sales.
     - South America and India revenue increased to $86 million from $70 million a year ago. Excluding the impact of substrate sales and favorable currency, revenue was $70 million compared with $61 million. Higher OE volumes in South America drove the increase.
     - EBIT for Europe, South America and India was $22 million compared with $23 million a year ago. Third quarter 2007 EBIT includes $3 million in restructuring expenses and third quarter 2006 EBIT includes $2 million in restructuring expense. Adjusted EBIT was flat year-over-year.
     - EBIT was impacted by a strike at the company's Wissembourg, France facility due to announcing the intention to close the facility and an industry-wide strike at its South Africa facilities; higher material costs; and an increase in production costs at the Edenkoben, Germany manufacturing facility as a result of a significant stamping equipment breakdown resulting in temporary outsourcing. All of these issues more than offset higher OE volumes and operating efficiencies in other areas of the business.

ASIA PACIFIC
     - Asia revenue rose 51% to $99 million from $65 million a year ago. Excluding substrate sales and favorable currency, revenue was $60 million versus $42 million a year ago. The increase was driven by strong OE volumes in China, particularly with VW, GM and Brilliance.
     - Australia revenue was $51 million compared with $46 million in third quarter 2006. Excluding the impact of substrate sales and favorable currency, revenue was $37 million, down from $41 million a year ago. The decline was driven by lower OE volumes and aftermarket sales.
     - Asia Pacific EBIT was $11 million, more than doubling the prior year at $5 million. Third quarter 2006 EBIT includes $2 million in restructuring costs. EBIT improvement was also driven by strong OE volumes in China and the benefits of 2006 restructuring initiatives in Australia.

"We don't expect global market conditions to change significantly through the remainder of the year. While industry light vehicle production in North America is projected to be down year-over-year in the fourth quarter, we believe continued growth from our North American diesel pick-up truck platform launches and a favorable platform mix will help us better manage these production declines. We also believe the global aftermarket will remain relatively soft," said Sherrill. "The fourth quarter is typically our strongest quarter for generating cash and we expect this trend to repeat itself this year. We also are confident we have the third quarter issues in Europe behind us."

The company continues to generate growth with advanced technology, and by capturing opportunities in emerging markets and with fast-growing customers. Tenneco recently announced that its venture in Shanghai has won its first commercial vehicle development contract to supply a SCR diesel aftertreatment system with ELIM-NOx, the company's recently acquired advanced diesel emission control technology. The contract is with a major domestic commercial vehicle engine manufacturer in China and currently scheduled to launch in 2011.

ATTACHMENT 1
Statements of Income -- 3 Months
Statements of Income -- 9 Months
Balance Sheets
Statements of Cash Flows -- 3 Months
Statements of Cash Flows -- 9 Months


ATTACHMENT 2
Reconciliation of GAAP Net Income to EBITDA -- 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures -- 3 Months
Reconciliation of GAAP Net Income to EBITDA -- 9 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures -- 9 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues -- 3 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues -- 9 Months
Reconciliation of Non-GAAP Measures -- Ratio of Debt Net of Cash to Adjusted EBITDA -- LTM
Reconciliation of GAAP to Non-GAAP Earnings Measure -- Adjusted SGA&E as a Percent of Net Sales


CONFERENCE CALL
The company will host a conference call on Tuesday, October 30, 2007 at 10:00 a.m. EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on October 30, 2007. To access this recording, dial

800-509-8621 (domestic) or 203-369-3807 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

This press release contains forward-looking statements. Words such as "hopes," "may," "expects," "anticipate," "will," and "outlook" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:
(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;
(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived more than 10% of its 2006 net sales, announced in 2006 a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;
(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;
(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;
(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;
(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;
(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;
(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;
(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;
(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;
(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;
(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;
(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;
(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and
(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K/A for the year ended December 31, 2006. Further information can be found on the company's web site at www.tenneco.com.


                                       ###

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                        THREE MONTHS ENDED SEPTEMBER 30,
                       (Millions except per share amounts)


                                                                 2007                2006 (1)
                                                             -----------           -----------
Net sales and operating revenues                             $     1,556           $     1,121
                                                             ===========           ===========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)           1,313 (a)               925 (d)
   Engineering, Research and Development                              30                    24
   Selling, General and Administrative                               101 (b)                81 (d)
   Depreciation and Amortization of Other Intangibles                 52                    45
                                                             -----------           -----------
          Total Costs and Expenses                                 1,496                 1,075
                                                             ===========           ===========

Loss on sale of receivables                                           (3)                   (3)
Other Income (Expense)                                                 -                     -
                                                             -----------           -----------
Total Other Expense                                                   (3)                   (3)
                                                             -----------           -----------
Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                      24 (b)                15 (d)
   Europe, South America & India                                      22 (a)                23 (d)
   Asia Pacific                                                       11                     5 (d)
                                                             -----------           -----------
                                                                      57                    43
Less:
   Interest expense (net of
     interest capitalized)                                            32                    30
   Income tax expense                                                  - (c)                 4
   Minority interest                                                   4                     2
                                                             -----------           -----------
Net Income                                                            21                     7
                                                             -----------           -----------
Average common shares outstanding:
   Basic                                                            46.0                  45.0
                                                             ===========           ===========
   Diluted                                                          47.9                  47.2
                                                             ===========           ===========
Earnings per share of common stock:
   Basic                                                     $      0.47           $      0.16
                                                             ===========           ===========

   Diluted                                                   $      0.45           $      0.16
                                                             ===========           ===========

(a) Includes restructuring and restructuring related charges of $3 million before and after tax or $0.05 per share, all of which is recorded in cost of sales in Europe, South America and India.

(b) Includes customer changeover costs of $5 million pre-tax, $3 million after-tax or $0.06 per share.

(c) Includes an $8 million or $0.17 per share tax benefit, primarily related to tax rate changes in Germany and adjustments for prior year tax returns.

(d) Includes restructuring and restructuring related charges of $7 million pre-tax, $4 million after tax or $0.10 per share. Of the adjustment $6 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $3 million is recorded in North America, $2 million in Europe, South America and India and $2 million is recorded in Asia Pacific.

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                         NINE MONTHS ENDED SEPTEMBER 30,
                       (Millions except per share amounts)

                                                                  2007                     2006 (1)
                                                               ----------                ----------
Net sales and operating revenues                               $    4,619                $    3,473
                                                               ==========                ==========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)            3,869 (a)                 2,817  (e)
   Engineering, Research and Development                               86                        68
   Selling, General and Administrative                                300 (a)(b)                288  (e)(f)
   Depreciation and Amortization of Other Intangibles                 150                       136
                                                               ----------                ----------
          Total Costs and Expenses                                  4,405                     3,309
                                                               ==========                ==========

Loss on sale of receivables                                            (8)                       (7)
Other Income                                                            3                         -
                                                               ----------                ----------
Total Other Income/(Expense)                                           (5)                       (7)
                                                               ----------                ----------
Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                      104 (a)(b)                 85  (e)(f)
   Europe, South America & India                                       80 (a)                    65  (e)
   Asia Pacific                                                        25                         7  (e)
                                                               ----------                ----------
                                                                      209                       157
Less:
   Interest expense (net of interest capitalized)                     112  (c)                  102
   Income tax expense                                                  22  (d)                   17 (g)
   Minority interest                                                    8                         4
                                                               ----------                ----------
Net Income                                                             67                        34
                                                               ----------                ----------

Average common shares outstanding:
   Basic                                                             45.7                      44.5
                                                               ==========                ==========
   Diluted                                                           47.5                      46.8
                                                               ==========                ==========
Earnings per share of common stock:
   Basic                                                       $     1.48                $     0.78
                                                               ==========                ==========

   Diluted                                                     $     1.42                $     0.74
                                                               ==========                ==========


(a) Includes restructuring and restructuring related charges of $7 million pre-tax, $5 million after tax or $0.11 per share, of which $6 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $1 million is recorded in North America, $6 million in Europe, South America and India.

(b) Includes customer changeover costs of $5 million pre-tax, $3 million after-tax or $0.06 per share.

(c) Includes a pre-tax expense of $5 million, $4 million after-tax or $0.07 per share related to the write off of debt issuance costs from our debt refinancing in March of 2007.

(d) Includes an $8 million or $0.18 per share tax benefit, primarily related to tax rate changes in Germany and adjustments for prior year tax returns.

(e) Includes restructuring and restructuring related charges of $21 million pre-tax, $13 million after tax or $0.31 per share, of which $19 million is recorded in cost of sales and $2 million is recorded in SG&A. Geographically, $10 million is recorded in North America, $6 million in Europe, South America and India and $5 million in Asia Pacific.

(f) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.09 per share.

(g) Includes a $3 million or $0.06 per share tax benefit, primarily related to resolution of tax issues.


(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)

                                                          September 30, 2007    December 31, 2006 (1)
                                                          ------------------    ---------------------
 Assets

       Cash and Cash Equivalents                          $             203      $                202

       Receivables, Net                                                 914 (a)                   595 (b)

       Inventories                                                      580                       441

       Other Current Assets                                             197                       177

       Investments and Other Assets                                     784                       766

       Plant, Property, and Equipment, Net                            1,144                     1,093
                                                          -----------------      --------------------

       Total Assets                                       $           3,822      $              3,274
                                                          =================      ====================

Liabilities and Shareholders' Equity

       Short-Term Debt                                    $              33      $                 28

       Accounts Payable                                               1,025                       781

       Accrued Taxes                                                     37                        49

       Accrued Interest                                                  29                        33

       Other Current Liabilities                                        262                       228

       Long-Term Debt                                                 1,503 (b)                 1,357 (b)

       Deferred Income Taxes                                             83                       107

       Deferred Credits and Other Liabilities                           404                       437

       Minority Interest                                                 33                        28

       Total Shareholders' Equity                                       413                       226
                                                          -----------------      --------------------

       Total Liabilities and Shareholders' Equity         $           3,822      $              3,274
                                                          =================      ====================

                                                          September 30, 2007      December 31, 2006
                                                          ------------------    ---------------------
(a) Accounts receivable securitization programs           $             149      $                133



(b) Long term debt composed of:                           September 30, 2007      December 31, 2006
                                                          ------------------    ---------------------
       Borrowings against revolving credit facilities     $             357      $                  -
       Term loan A (Due 2012)                                           150                         -
       Term loan B (Due 2010)                                             -                       356
       10.25% senior notes (Due 2013)                                   486                       487
       8.625% subordinated notes (Due 2014)                             500                       500
       Other long term debt                                              10                        14
                                                          -----------------      --------------------
                                                          $           1,503      $              1,357
                                                          =================      ====================

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                                                  THREE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                -----------------------
                                                                                                  2007         2006 (1)
                                                                                                --------      ---------
Operating activities:
  Net income                                                                                    $     21       $     7
  Adjustments to reconcile income
   to net cash used by operating activities -
    Depreciation and amortization of other intangibles                                                52            45
    Stock option expense                                                                               3             1
    Deferred income taxes                                                                            (10)            2
    (Gain)/loss on sale of assets, net                                                                 3             -
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                                      29            14
      (Inc.)/dec. in inventories                                                                     (42)           (8)
      (Inc.)/dec. in prepayments and other current assets                                            (11)           (7)
      Inc./(dec.) in payables                                                                        (46)          (37)
      Inc./(dec.) in taxes accrued                                                                    (6)           (8)
      Inc./(dec.) in interest accrued                                                                 (1)           (1)
      Inc./(dec.) in other current liabilities                                                         7             3
    Other                                                                                             (8)           (6)
                                                                                                --------       -------
Net cash provided (used) by operating activities                                                      (9)            5

Investing activities:
  Net proceeds from sale of assets                                                                     1             4
  Cash payments for plant, property & equipment                                                      (41)          (45)
  Cash payments for net assets purchased from Combustion Components Associated, Inc., net            (16)            -
  Cash payments for software-related intangibles                                                      (3)           (3)
  Investments and other                                                                               (2)           (2)
                                                                                                --------       -------
Net cash used by investing activities                                                                (61)          (46)
                                                                                                --------       -------
Financing activities:
  Issuance of common shares                                                                            2             3
  Issuance of long-term debt                                                                           -             -
  Debt issuance costs on long-term debt                                                                -             -
  Retirement of long-term debt                                                                        (2)           (1)
  Net inc./(dec.) in revolver borrowings and short-term debt excluding current
   maturities on long-term debt                                                                       87            32
  Distributions to minority interest partners                                                         (2)            -
  Other                                                                                                2             -
                                                                                                --------       -------
Net cash used by financing activities                                                                 87            34
                                                                                                --------       -------
Effect of foreign exchange rate changes on cash and
  cash equivalents                                                                                    18             -
                                                                                                --------       -------
Increase (Decrease) in cash and cash equivalents                                                      35            (7)
Cash and cash equivalents, July 1                                                                    168           123
                                                                                                --------       -------
Cash and cash equivalents, September 30                                                         $    203       $   116
                                                                                                ========       =======

Cash paid during the period for interest                                                        $     34       $    36
Cash paid during the period for income taxes                                                          17            11

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property and equipment                                    24            21


(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                                                       NINE MONTHS ENDED
                                                                                                          SEPTEMBER 30,
                                                                                                 -----------------------------
                                                                                                    2007             2006 (1)
                                                                                                 ----------         ----------
Operating activities:
  Net income                                                                                     $       67         $       34
  Adjustments to reconcile net income
   to net cash provided (used) by operating activities -
    Depreciation and amortization of other intangibles                                                  150                136
    Stock option expense                                                                                  7                  5
    Deferred income taxes                                                                               (23)                 9
    Loss on sale of assets, net                                                                           8                  2
    Changes in components of working capital (net of acquisition)-
      (Inc.)/dec. in receivables                                                                       (283)               (86)
      (Inc.)/dec. in inventories                                                                       (113)               (48)
      (Inc.)/dec. in prepayments and other current assets                                               (35)               (44)
      Inc./(dec.) in payables                                                                           195                 54
      Inc./(dec.) in taxes accrued                                                                      (10)                (8)
      Inc./(dec.) in interest accrued                                                                    (4)                 -
      Inc./(dec.) in other current liabilities                                                           26                  8
    Other                                                                                               (20)                 3
                                                                                                 ----------         ----------
Net cash provided (used) by operating activities                                                        (35)                65

Investing activities:
  Net proceeds from sale of assets                                                                        2                  6
  Cash payments for plant, property & equipment                                                        (116)              (134)
  Cash payments for net assets purchased from Combustion Components Associated, Inc., net               (16)                 -
  Cash payments for software-related intangibles                                                        (14)                (9)
  Investments and other                                                                                   -                 (1)
                                                                                                 ----------         ----------
Net cash used by investing activities                                                                  (144)              (138)
                                                                                                 ----------         ----------
Financing activities:
  Issuance of common shares                                                                               6                 13
  Issuance of long-term debt                                                                            150                  -
  Debt issuance costs on long-term debt                                                                  (6)                 -
  Retirement of long-term debt                                                                         (361)                (3)
  Net inc./(dec.) in revolver borrowings and short-term debt excluding current
   maturities on long-term debt                                                                         360                 29
  Distributions to minority interest partners                                                            (3)                (1)
  Other                                                                                                   2                  2
                                                                                                 ----------         ----------
Net cash provided by financing activities                                                               148                 40
                                                                                                 ----------         ----------
Effect of foreign exchange rate changes on cash and
  cash equivalents                                                                                       32                  8
                                                                                                 ----------         ----------

Increase (Decrease) in cash and cash equivalents                                                          1                (25)
Cash and cash equivalents, January 1                                                                    202                141
                                                                                                 ----------         ----------
Cash and cash equivalents, September 30                                                          $      203         $      116
                                                                                                 ==========         ==========

Cash paid during the period for interest                                                         $      111         $      103
Cash paid during the period for income taxes                                                             45         $       18

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property and equipment                                       24                 21


(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited


                                                                                   Q3 2007
                                                          --------------------------------------------------------
                                                           North           Europe           Asia
                                                          America           & SA          Pacific          Total
                                                          --------        --------        --------        --------
Net income                                                                                                $     21

Minority interest                                                                                                4

Income tax expense                                                                                               -

Interest expense (net of interest capitalized)                                                                  32
                                                                                                          --------
EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)                $     24        $     22        $     11              57

Depreciation and amortization of other intangibles              27              22               3              52
                                                          --------        --------        --------        --------

Total EBITDA(2)                                           $     51        $     44        $     14        $    109
                                                          ========        ========        ========        ========

                                                                                Q3 2006 (3)
                                                          --------------------------------------------------------
                                                           North           Europe          Asia
                                                          America           & SA          Pacific          Total
                                                          --------        --------        --------        --------
Net income                                                                                                $      7

Minority interest                                                                                                2

Income tax expense                                                                                               4

Interest expense (net of interest capitalized)                                                                  30
                                                                                                          --------
EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)                $     15        $     23        $      5              43

Depreciation and amortization of other intangibles              22              20               3              45
                                                          --------        --------        --------        --------

Total EBITDA(2)                                           $     37        $     43        $      8        $     88
                                                          ========        ========        ========        ========


(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2
                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                 Q3 2007                                 Q3 2006 (5)
                                               ------------------------------------------ -----------------------------------------
                                               EBITDA (3)  EBIT    Net Income  Per Share  EBITDA (3)   EBIT   Net Income  Per Share
                                               --------- -------   ----------  ---------  ---------  -------  ----------  ---------
Earnings Measures                              $    109  $    57   $       21  $    0.45  $      88  $    43   $      7  $     0.16

Adjustments (reflects non-GAAP measures):
  Restructuring and restructuring related
    expenses                                          3        3            3       0.05          7        7          4        0.10
  New aftermarket customer changeover
    costs (4)                                         5        5            3       0.06          -        -          -        -
  Tax adjustments                                     -        -           (8)     (0.17)         -        -          -        -
                                               --------  -------   ----------  ---------  ---------  -------   --------  ----------
Non-GAAP earnings measures                     $    117  $    65   $       19  $    0.39  $      95  $    50   $     11  $     0.26
                                               ========  =======   ==========  =========  =========  =======   ========  ==========


                                                                                                           Q3 2007
                                                                                          -----------------------------------------
                                                                                            North     Europe    Asia
                                                                                           America    & SA     Pacific      Total
                                                                                          ---------  -------   --------  ----------
EBIT                                                                                      $      24  $    22   $     11  $       57
  Restructuring and restructuring related expenses                                                -        3          -           3
  New aftermarket customer changeover costs (4)                                                   5        -          -           5
                                                                                          ---------  -------   --------  ----------
Adjusted EBIT                                                                             $      29  $    25   $     11  $       65
                                                                                          =========  =======   ========  ==========

                                                                                                         Q3 2006 (5)
                                                                                          -----------------------------------------
                                                                                            North     Europe     Asia
                                                                                           America     & SA    Pacific      Total
                                                                                          ---------  -------   --------  ----------
EBIT                                                                                      $      15  $    23   $      5  $       43
  Restructuring and restructuring related expenses                                                3        2          2           7
                                                                                          ---------  -------   --------  ----------
Adjusted EBIT                                                                             $      18  $    25   $      7  $       50
                                                                                          =========  =======   ========  ==========


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the third quarters of 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(5) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited


                                                                                 YTD 2007
                                                                 ---------------------------------------
                                                                  North     Europe      Asia
                                                                 America     & SA     Pacific      Total
                                                                 -------    ------    --------    ------
Net income                                                                                        $   67

Minority interest                                                                                      8

Income tax expense                                                                                    22

Interest expense (net of interest capitalized)                                                       112
                                                                                                  ------
EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                             $  104     $   80     $   25        209

Depreciation and amortization of other intangibles                   75         64         11        150
                                                                 ------     ------     ------     ------
Total EBITDA(2)                                                  $  179     $  144     $   36     $  359
                                                                 ======     ======     ======     ======

                                                                              YTD 2006 (3)
                                                                 ---------------------------------------
                                                                  North     Europe      Asia
                                                                 America     & SA     Pacific     Total
                                                                 -------    ------    --------    ------
Net income                                                                                        $   34

Minority interest                                                                                      4

Income tax expense                                                                                    17

Interest expense (net of interest capitalized)                                                       102
                                                                                                  ------
EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                             $   85     $   65     $    7        157

Depreciation and amortization of other intangibles                   68         59          9        136
                                                                 ------     ------     ------     ------
Total EBITDA(2)                                                  $  153     $  124     $   16     $  293
                                                                 ======     ======     ======     ======


(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                   Unaudited


                                                              YTD 2007                                   YTD 2006 (5)
                                             ------------------------------------------   ------------------------------------------
                                             EBITDA (3)  EBIT    Net Income   Per Share    EBITDA (3)  EBIT   Net Income   Per Share
                                             ---------- ------   ----------   ---------    ---------  ------  ----------   ---------
Earnings Measures                              $ 359     $ 209       $ 67       $ 1.42       $ 293     $ 157      $ 34       $ 0.74

Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related
     expenses                                      7         7          5         0.11          21        21        13         0.31
   Charges related to refinancing                                       4         0.07           -         -         -            -
   New aftermarket customer changeover
      costs (4)                                    5         5          3         0.06           6         6         4         0.09
   Tax adjustments                                                     (8)       (0.18)          -         -        (3)       (0.06)
                                              ------    ------      -----      -------      ------     -----     -----      -------
Non-GAAP earnings measures                     $ 371     $ 221       $ 71       $ 1.48       $ 320     $ 184      $ 48       $ 1.08
                                              ======    ======      =====      =======      ======     =====     =====      =======



                                                                                                           YTD 2007
                                                                                           ----------------------------------------
                                                                                            North      Europe     Asia
                                                                                           America      & SA     Pacific     Total
                                                                                           -------     ------    -------    -------
EBIT                                                                                         $ 104      $ 80      $ 25       $  209
   Restructuring and restructuring related expenses                                              1         6         -            7
   New aftermarket customer changeover costs (4)                                                 5         -         -            5
                                                                                           -------     -----     -----      -------
Adjusted EBIT                                                                                $ 110      $ 86      $ 25       $  221
                                                                                           =======     =====     =====      =======


                                                                                                         YTD 2006 (5)
                                                                                           ----------------------------------------
                                                                                            North      Europe     Asia
                                                                                           America      & SA     Pacific     Total
                                                                                           -------     ------    -------    -------
EBIT                                                                                         $  85      $ 65      $  7       $  157
   Restructuring and restructuring related expenses                                             10         6         5           21
   New aftermarket customer changeover costs (4)                                                 6         -         -            6
                                                                                           -------     -----     -----      -------
Adjusted EBIT                                                                                $ 101      $ 71      $ 12       $  184
                                                                                           =======     =====     =====      =======


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

(5) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
          RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited


                                                                                        Q3 2007
                                                            ----------------------------------------------------------------
                                                                                                 Substrate       Revenues
                                                                                                   Sales         Excluding
                                                                                   Revenues      Excluding       Currency
                                                                       Currency    Excluding     Currency      and Substrate
                                                            Revenues    Impact     Currency       Impact           Sales
                                                            --------   --------    ---------     ---------     -------------
North America Original Equipment
   Ride Control                                             $  126     $    -       $  126         $    -          $  126
   Exhaust                                                     476          2          474            245             229
                                                            ------     ------       ------         ------          ------
   Total North America Original Equipment                      602          2          600            245             355

North America Aftermarket
   Ride Control                                                 92          -           92              -              92
   Exhaust                                                      40          -           40              -              40
                                                            ------     ------       ------         ------          ------
   Total North America Aftermarket                             132          -          132              -             132

Total North America                                            734          2          732            245             487

Europe Original Equipment
   Ride Control                                                 97          9           88              -              88
   Exhaust                                                     381         30          351            124             227
                                                            ------     ------       ------         ------          ------
   Total Europe Original Equipment                             478         39          439            124             315

Europe Aftermarket
   Ride Control                                                 52          4           48              -              48
   Exhaust                                                      56          4           52              -              52
                                                            ------     ------       ------         ------          ------
   Total Europe Aftermarket                                    108          8          100              -             100

South America & India                                           86          6           80             10              70

Total Europe, South America & India                            672         53          619            134             485

Asia                                                            99          6           93             33              60

Australia                                                       51          7           44              7              37
                                                            ------     ------       ------         ------          ------

Total Asia Pacific                                             150         13          137             40              97

Total Tenneco Inc.                                          $1,556     $   68       $1,488         $  419          $1,069
                                                            ======     ======       ======         ======          ======


                                                                                      Q3 2006 (1)
                                                            ----------------------------------------------------------------
                                                                                                 Substrate       Revenues
                                                                                                   Sales         Excluding
                                                                                   Revenues      Excluding       Currency
                                                                       Currency    Excluding     Currency      and Substrate
                                                            Revenues    Impact     Currency       Impact           Sales
                                                            --------   --------    ---------     ---------     -------------
North America Original Equipment
   Ride Control                                             $  109     $    -       $  109         $    -          $  109
   Exhaust                                                     198          -          198             54             144
                                                            ------     ------       ------         ------          ------
   Total North America Original Equipment                      307          -          307             54             253

North America Aftermarket
   Ride Control                                                 90          -           90              -              90
   Exhaust                                                      44          -           44              -              44
                                                            ------     ------       ------         ------          ------
   Total North America Aftermarket                             134          -          134              -             134

Total North America                                            441          -          441             54             387

Europe Original Equipment
   Ride Control                                                 87          -           87              -              87
   Exhaust                                                     306          -          306            130             176
                                                            ------     ------       ------         ------          ------
   Total Europe Original Equipment                             393          -          393            130             263

Europe Aftermarket
   Ride Control                                                 48          -           48              -              48
   Exhaust                                                      58          -           58              -              58
                                                            ------     ------       ------         ------          ------
   Total Europe Aftermarket                                    106          -          106              -             106

South America & India                                           70          -           70              9              61

Total Europe, South America & India                            569          -          569            139             430

Asia                                                            65          -           65             23              42

Australia                                                       46          -           46              5              41
                                                            ------     ------       ------         ------          ------

Total Asia Pacific                                             111          -          111             28              83

Total Tenneco Inc.                                          $1,121     $    -       $1,121         $  221          $  900
                                                            ======     ======       ======         ======          ======


Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.


(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                  TENNECO INC.
          RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                   Unaudited


                                                                                    YTD 2007
                                                      ---------------------------------------------------------------------
                                                                                                Substrate       Revenues
                                                                                                  Sales         Excluding
                                                                                  Revenues      Excluding       Currency
                                                                     Currency     Excluding     Currency      and Substrate
                                                      Revenues        Impact      Currency       Impact           Sales
                                                      --------       --------     ---------     ---------     -------------
North America Original Equipment
    Ride Control                                       $  391         $    -        $  391        $    -         $  391
    Exhaust                                             1,381              2         1,379           677            702
                                                       ------         ------        ------        ------         ------
    Total North America Original Equipment              1,772              2         1,770           677          1,093

North America Aftermarket
    Ride Control                                          300              -           300             -            300
    Exhaust                                               115              -           115             -            115
                                                       ------         ------        ------        ------         ------
    Total North America Aftermarket                       415              -           415             -            415

Total North America                                     2,187              2         2,185           677          1,508

Europe Original Equipment
    Ride Control                                          311             25           286             -            286
    Exhaust                                             1,174             82         1,092           387            705
                                                       ------         ------        ------        ------         ------
    Total Europe Original Equipment                     1,485            107         1,378           387            991

Europe Aftermarket
    Ride Control                                          152             10           142             -            142
    Exhaust                                               160             12           148             -            148
                                                       ------         ------        ------        ------         ------
    Total Europe Aftermarket                              312             22           290             -            290

South America & India                                     237             13           224            28            196

Total Europe, South America & India                     2,034            142         1,892           415          1,477

Asia                                                      254              6           248            89            159

Australia                                                 144             16           128            19            109
                                                       ------         ------        ------        ------         ------

Total Asia Pacific                                        398             22           376           108            268

Total Tenneco Inc.                                     $4,619         $  166        $4,453        $1,200         $3,253
                                                       ======         ======        ======        ======         ======


                                                                                  YTD 2006 (1)
                                                      ---------------------------------------------------------------------
                                                                                                Substrate       Revenues
                                                                                                  Sales         Excluding
                                                                                  Revenues      Excluding       Currency
                                                                     Currency     Excluding     Currency      and Substrate
                                                      Revenues        Impact      Currency       Impact           Sales
                                                      --------       --------     ---------     ---------     -------------
North America Original Equipment
    Ride Control                                       $  371         $    -        $  371        $    -         $  371
    Exhaust                                               677              -           677           181            496
                                                       ------         ------        ------        ------         ------
    Total North America Original Equipment              1,048              -         1,048           181            867

North America Aftermarket
    Ride Control                                          302              -           302             -            302
    Exhaust                                               128              -           128             -            128
                                                       ------         ------        ------        ------         ------
    Total North America Aftermarket                       430              -           430             -            430

Total North America                                     1,478              -         1,478           181          1,297

Europe Original Equipment
    Ride Control                                          280              -           280             -            280
    Exhaust                                               912              -           912           352            560
                                                       ------         ------        ------        ------         ------
    Total Europe Original Equipment                     1,192              -         1,192           352            840

Europe Aftermarket
    Ride Control                                          138              -           138             -            138
    Exhaust                                               161              -           161             -            161
                                                       ------         ------        ------        ------         ------
    Total Europe Aftermarket                              299              -           299             -            299

South America & India                                     201              -           201            24            177

Total Europe, South America & India                     1,692              -         1,692           376          1,316

Asia                                                      173              -           173            59            114

Australia                                                 130              -           130            14            116
                                                       ------         ------        ------        ------         ------

Total Asia Pacific                                        303              -           303            73            230

Total Tenneco Inc.                                     $3,473         $    -        $3,473        $  630         $2,843
                                                       ======         ======        ======        ======         ======

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                           TENNECO INC.
              RECONCILIATION OF NON-GAAP MEASURES (8)
             Debt net of cash / Adjusted EBITDA - LTM
                             Unaudited


                                                      Quarter Ended September 30
                                                      --------------------------

                                                        2007              2006
                                                      -------           -------
Total debt                                             $1,536            $1,410

Cash and cash equivalents                                 203               116

Debt net of cash balances (1)                           1,333             1,294

Adjusted LTM EBITDA                                       460               417

Ratio of net debt to adjusted LTM EBITDA (2)             2.9x              3.1x



                                                       Q4 06     Q1 07    Q2 07   Q3 07   Q3 07 LTM
                                                       -----     -----    -----   -----   ---------
Net income                                               15         5       41       21       82

Minority interest                                         2         2        2        4       10

Income tax expense                                      (12)        2       20        -       10

Interest expense (net of interest capitalized)           34        40       40       32      146

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                     39        49      103       57      248

Depreciation and amortization of other intangibles       48        48       50       52      198

Total EBITDA(3)                                          87        97      153      109      446

Restructuring and restructuring related expenses          6         2        2        3       13
New Aftermarket customer changeover costs (4)             -         -        -        5        5
Pension Curtailment (5)                                  (7)        -        -        -       (7)
Reserve for receivables from former affiliate             3         -        -        -        3
                                                       ----      ----     ----     ----     ----
Total Adjusted EBITDA (7)                                89        99      155      117      460
                                                       ====      ====     ====     ====     ====


                                                       Q4 05     Q1 06    Q2 06   Q3 06   Q3 06 LTM
                                                       -----     -----    -----   -----   ---------
Net income                                                6         3       24        7       40

Minority interest                                         1         1        1        2        5

Income tax expense                                       (2)        -       13        4       15

Interest expense (net of interest capitalized)           34        37       35       30      136

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                     39        41       73       43      196

Depreciation and amortization of other intangibles       43        44       47       45      179

Total EBITDA(3)                                          82        85      120       88      375

Restructuring and restructuring related expenses          5         6        8        7       26
New Aftermarket customer changeover costs (4)            10         -        6        -       16
                                                       ----      ----     ----     ----     ----
Total adjusted EBITDA(7)                                 97        91      134       95      417
                                                       ====      ====     ====     ====     ====


(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) Tenneco presents the above reconciliation of the ratio debt net of cash to the last twelve months (LTM) of adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, adjusted LTM EBITDA is used as an indicator of the company's performance over the most recent twelve months and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. LTM adjusted EBITDA is used to reflect annual values and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (3) and (4) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(5) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(6) The adjustment is related to our past administration of stock option grants and represents an adjustment for several prior years.

(7) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(8) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                    Adjusted SGA&E as a Percent of Net Sales
                                   Unaudited

                                                                   Q3 2007      Q3 2006 (4)
                                                                  ---------     -----------
                                                                    SGA&E          SGA&E
                                                                  ---------     -----------
Net Sales                                                         $   1,556     $     1,121

SGA&E Expense                                                     $     131     $       105

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related expenses                                      (1)
   New aftermarket customer changeover costs (3)                         (5)
                                                                  ---------     -----------
Non-GAAP SGA&E Expense                                            $     126     $       104
                                                                  =========     ===========

   Adjusted SGA&E as a percentage of Net Sales                          8.1%            9.3%


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the third quarters of 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(4) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.